                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Rogue Wave Software, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Rogue Wave Software, Inc. of our reports dated October 20, 2000, relating to the consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000 and the related schedule, which reports appear in the annual report on Form 10-K of Rogue Wave Software, Inc.

                                         KPMG LLP
Boulder, Colorado
March 28, 2001